Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Neuraxis, Inc. on Form S-1/A of our report dated June 1, 2023, with respect to our audits of the financial statements of Neuraxis, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. Our report includes an explanatory paragraph as to Neuraxis, Inc.s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading Experts in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

June 29, 2023